Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 3 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11  (File No. 333-195292) to be filed on or about June 24, 2016 of our report dated May 26, 2016, on our audits of the financial statements of Warwick Lodgings, LLC, as of December 31, 2015 and 2014 and for the years then ended, which report was included in the Current Report on Form 8-K/A filed June 7, 2016. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-11.

/s/ Hoyt, Filippetti and Malaghan, LLC

Groton, Connecticut

June 24, 2016